Exhibit 10.1

October 23, 2008

Mr. Clarke H. Bailey
825 8th Avenue, 29rd Floor
New York, NY  10019

Dear Clarke,

This letter confirms certain terms and conditions of your continued employment in consideration of your new title and duties effective September 19, 2008, in the position of Chairman and Interim Chief Executive Officer of EDCI Holdings, Inc. (The “Company”) and supersedes any prior offer letter or other agreement regarding your employment by the Company or any of its subsidiaries.  This position is located in or near New York, NY, and reports directly to the Board of Directors of the Company.  In your capacity as Chairman and Chief Executive Officer of the Company, all of the officers of the Company shall report directly to you or your designee. You will also: (1) devote substantially all of your business time, attention and abilities to the Company’s business and (2) faithfully serve the Company and use your best efforts to promote the interests of the Company and to enhance shareholder value.  You are directly or indirectly responsible for all activities of the Company and are specifically responsible for merger and acquisition activities, external communications, investor relations, and any other activities which may be assigned to you by the Board of Directors.  The Company understands that you are currently serving on the boards of Iron Mountain Inc, and ACT Teleconferencing Services.  The Company agrees that you may continue to serve on those boards so long as there is no conflict of interest between any of those organizations and the Company and your duties as a member of those boards do not unreasonably interfere with your duties under this letter agreement.

Your base compensation will be $37,500 per month (the “Base Salary”), which shall be paid in bi-weekly installments in accordance with the Company’s normal payroll practices.  Your Base Salary may be increased (but not decreased) in the manner determined by the Company in consultation with the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board.

You will be eligible to participate in the Company’s bonus plans or programs as shall be established by the Board upon recommendations from management of the Company from time to time for senior executives of the Company.  In addition, you will be eligible to receive discretionary bonus awards as the Board may determine in its sole discretion from time to time.

During the term of your employment, you will receive a monthly car allowance of $700, which will cover local driving and parking expenses incurred in connection with the performance of your duties hereunder.

During the term of your employment, you may participate in all retirement plans, life, medical/dental insurance plans and disability insurance plans of the Company, as in effect from time to time, to the extent that you qualify under the eligibility requirements of each plan or program.  Details of our current benefits plan have previously been provided to you.

Notwithstanding the foregoing, if any benefit or amount payable to you under this letter on account of your termination of employment constitutes “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A of the Internal Revenue Code (“409A”), payment of such Deferred Compensation shall commence when you incur a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (“Separation from Service”).  However, if you are a “specified employee” within the meaning of 409A at the time of your Separation from Service, any Deferred Compensation payable to you under this letter on account of your termination of employment shall be delayed until the first day of the seventh month following your Separation from Service (the “409A Suspension Period”).  Within 14 calendar days after the end of the 409A Suspension Period, the Company shall pay to you a lump sum payment in cash equal to any payments (including interest on any such payments, at an interest rate of not less than the average prime interest rate, as published in the Wall Street Journal, over the 409A Suspension Period) that the Company would otherwise have been required to provide under this letter but for the imposition of the 409A Suspension Period.  Thereafter, you shall receive any remaining payments due under this letter in accordance with its terms as if there had not been any suspension period beforehand.

Your position with the Company is that of an at-will employee and your employment with the Company and this letter agreement may be terminated at any time by the Company or you upon two weeks notice.

No representation, promise or inducement has been made by the Company or you that is not embodied in this letter agreement.

This letter agreement may not be modified or amended in any way unless in writing signed by each of the parties hereto.

Please confirm the terms and conditions set forth herein by countersigning this letter in the space provided below.

Sincerely,

/s/ Howard Speaks

Howard “Skip” Speaks
Lead Independent Director

Accepted by: /s/ Clarke Bailey	Date: October 27, 2008
Clarke Bailey

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